Exhibit 3.19


                          CERTIFICATE OF INCORPORATION

                                       OF

                           MILLIKEN ACQUISITION CORP.

     1. The name of the corporation is Milliken Acquisition Corp. (the "Corporation").

     2. The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Ste. 400, Wilmington, Delaware, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     4. The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such share is One Cent ($.01).

     5. The name and mailing address of the Incorporator is John W. Stephenson, Jr., 600 Peachtree Street N.E., Suite 5200, Atlanta, Georgia 30308.

     6. The Corporation is to have perpetual existence.

     7. In furtherance of, and not in limitation of, the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

     8. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

     9. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

     10. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     11. The Corporation shall, to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented from time to time, indemnify any and all persons whom it shall have the power to


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indemnify under Section 145 of the Delaware General Corporation Law, as the
same may be amended or supplemented from time to time, to the fullest extent permitted by such Section 145 and the Corporation's obligation to indemnify such persons hereunder shall: (a) inure to the benefit of the heirs, executors and administrators of such persons; and (b) continue as to persons who have ceased to be directors, officers, employees or agents of the Corporation.

     I, THE UNDERSIGNED, being the Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 21st day of January, 2003.


                                          /s/ John W. Stephenson, Jr.
                                          ---------------------------
                                          John W. Stephenson, Jr., Incorporator